UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2009

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2009, DDi Corp., a Delaware corporation (the “Company”), and Coretec Inc., an Ontario corporation (“Coretec”) entered into an Arrangement Agreement (the “Arrangement Agreement”) providing for the acquisition by the Company of all of the outstanding shares of Coretec by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”). Under the Arrangement Agreement, at the effective time of the Arrangement (i) Coretec’s shareholders (other than those Coretec shareholders who properly exercise dissent rights and are entitled to received fair value for their Coretec common shares) will receive CDN $0.38 per Coretec common share; (ii) holders of outstanding Coretec stock options having an exercise price less than CDN $0.38 per share will be entitled to receive an amount per Coretec stock option equal to the difference between the CDN $0.38 and the exercise price in respect of such Coretec stock options; and (iii) holders of outstanding Coretec Director Share Units (“DSUs”) will be entitled to receive an amount per Coretec DSU equal to $0.38 per Coretec DSU. As at November 23, 2009, there were 18,021,807 Coretec common shares outstanding, an aggregate of 1,382,500 Coretec stock options outstanding, and 1,442,002 Coretec DSUs outstanding. The aggregate cash purchase price payable by DDi under the Arrangement is CDN $7.4 million. In addition, as a result of the Arrangement, DDi will effectively assume approximately CDN $17.8 million of Coretec debt outstanding as of September 30, 2009.

The Arrangement Agreement allows DDi, without the consent of Coretec, to assign all or any part of its rights and/or obligations under the Arrangement Agreement to an affiliate of DDi. The Arrangement Agreement also provides that, upon request by DDi, Coretec will use its commercially reasonable efforts to effect such reorganizations of its subsidiaries, business, operations and assets and the integration of other affiliated businesses as DDi may reasonably request, subject to certain conditions.

The Arrangement Agreement provides that DDi will honor all rights to indemnification in favor of Coretec’s current and former directors and officers or will cause Coretec to maintain in effect for six years from the effective time of the Arrangement customary policies of directors’ and officers’ liability insurance providing protection comparable to the protection provided by the policies maintained by Coretec prior to the Arrangement.

The Arrangement Agreement contains customary terms and conditions for a transaction of this nature, including a prohibition upon Coretec from soliciting or initiating any discussion concerning any other business combination or similar transaction, the right of DDi to match any unsolicited superior proposal received by Coretec and a termination fee of US $1.0 million payable to DDi by Coretec in certain circumstances.

The boards of directors of each of DDi and Coretec have unanimously approved the Arrangement Agreement. The board of directors of Coretec, after consultation with its financial and legal advisors, and based, in part, upon the unanimous recommendation of an independent committee of the board of directors of Coretec, has determined that the Arrangement is fair to its shareholders and is in the best interests of Coretec. Coretec’s board of directors unanimously recommends that Coretec shareholders vote in favor of the Arrangement.

The Arrangement Agreement contains customary representations and warranties and pre-closing covenants. The closing of the Arrangement is subject to the satisfaction of certain closing conditions, including, among others, obtaining certain court approvals as well as the approval of Coretec’s shareholders and option holders. For the Arrangement to proceed, a special resolution approving the Arrangement must be approved by (i) not less than 66 2/3% of the votes cast by Coretec’s shareholders, (ii) not less than 66 2/3% of the votes cast by Coretec’s shareholders and holders of Coretec stock options voting together as a single class, and (iii) a simple majority of the votes cast by Coretec’s shareholders excluding votes cast by certain persons whose votes may not be included in determining minority approval of a business combination pursuant applicable Canadian corporate law. DDi has received signed agreements in support of the Arrangement from the holders of a number of Coretec common shares and stock options in excess of those required to approve the Arrangement.

The foregoing description of the Arrangement Agreement and the Arrangement is qualified in its entirety by reference to the full terms and conditions of the Arrangement Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Arrangement Agreement dated November 23, 2009 between DDi Corp. and Coretec Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: November 30, 2009	By:	/s/ KURT E. SCHEUERMAN
Kurt E. Scheuerman
Vice President & General Counsel

Exhibit Index

Exhibit No.	Description

2.1	Arrangement Agreement dated November 23, 2009 between DDi Corp. and Coretec Inc.